Exhibit 10.33
NORTH JERSEY ENERGY ASSOCIATES 700 Universe Blvd., P.O. Box 14000, Juno Beach, FL 33408
February 28, 2003
David M. Blank Director - Rates & Regulatory Affairs FirstEnergy 76 South Main Street Akron, Ohio 44308

Re: Agreement on the variable energy rate ("VER") and adjustments to the VER in future periods under the Power Purchase Agreement between Jersey Central Power & Light Company ("JCP&L") and North Jersey Energy Associates, A Limited Partnership ("NJEA"), dated as of October 22, 1987, as amended (the "PPA").

Dear Mr. Blank:

Subject to the approval of the New Jersey Board of Public Utilities ("NJBPU") as detailed below, NJEA and JCP&L agree that effective as of August 14, 2002, all references in the PPA to the "FERC form 423" and the "DOE/EIA publication 'Cost and Quality of Fuel for Electric Utility Plants'" (including without limitation in Appendix I of the PPA) shall be replaced with a reference to the arithmetic average of the Monthly Gas Price, defined herein, for each month during the applicable calendar year. The "Monthly Gas Price" for a month shall be expressed in US dollars per MMBtu and shall be the arithmetic average of the monthly gas price published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers", "Northeast", "Texas Eastern, zone M-3" and the monthly gas price published in The Gas Daily Price Guide "Monthly Contract Index" under "Market Centers", "Northeast", "Transco, zone 6 non-N.Y.", each as published on or about the fifth business day of such month (each an "Index" and collectively, the "Indices").

Collectively, the Indices are intended by the parties to reflect the price of natural gas in Middlesex County, New Jersey. In the event either Index ceases to be published or ceases to be determined as such Index is determined on the date of this letter agreement, then JCP&L and NJEA shall meet as soon thereafter as possible to identify a replacement index or indices (as the case may be) with the intent of such replacement(s) being to represent the market price of natural gas in Middlesex County, New Jersey.

NJEA and JCP&L further agree that the VER, as described and utilized in Section 3.1.(a) and Appendix I of the PPA, effective on August 14, 2002 shall be 5.700 cents/kWh. JCP&L and NJEA further agree that such rate shall be adjusted each year on August 14th by dividing the arithmetic average of the Monthly Gas Price, as defined above, for the preceding calendar year by the calendar year arithmetic average of the Monthly Gas Price, as defined above, for the calendar year two (2) years prior and multiplying such quotient by the VER in effect immediately prior to such adjustment. Included in Attachment A is a calculation of the VER that is effective as of August 14, 2003 of 4.117 cents/kWh, to which NJEA and JCP&L hereby agree, and the methodology to calculate the VER for the remaining term of the PPA.

JCP&L agrees that payments for power delivered to JCP&L by NJEA for the period since August 14, 2002, have been based upon the power purchase rate that was in effect on August 13, 2002. JCP&L agrees to pay to NJEA, on or prior to March 4, 2003, $9,170,750.02 for power delivered to JCP&L by NJEA for the period of August 14, 2002, through January 31, 2003, plus Interest, as hereinafter described, of $50,585.01 for a total payment of $9,221,335.03 (the "True-Up Payment"). Interest shall be calculated on the last day of each month using the one month London Interbank Offered Rate ("Libor") as published in the Wall Street Journal under "Money Rates" on the last business day of such month plus 125 basis points (1.25%). Attachment B details the calculation of the True-Up Payment.

Payments for power delivered beginning February 1, 2003, through the end of the PPA term shall be made in accordance with the PPA using the mutually agreed upon VER as described above and on Attachment A.

The above terms of this letter agreement relating to the VER and Indices (the "Index Settlement Terms") will be incorporated into an Amended and Restated PPA, which NJEA and JCP&L are in the process of negotiating. Both parties agree to use commercially reasonable efforts to obtain a Final NJBPU Order (as defined below) approving the terms of the Amended and Restated PPA incorporating, among other things, the Index Settlement Terms. "Final NJBPU Order" means a final and non-appealable order of the NJBPU, in form and substance reasonably acceptable to JCP&L & NJEA approving the agreement that is the subject of the Final NJBPU Order, finding that such agreement is reasonable and prudent and providing for full and timely recovery of all amounts paid by JCP&L under such agreement. Both parties will provide such other documents or take such further steps as may reasonably be required to secure the Final NJBPU Order relating to the Amended and Restated PPA. The parties agree the obligation to use commercially reasonable efforts to secure any of the Final NJBPU Orders described in this letter agreement does not obligate either party to seek rehearing of, or to appeal, an adverse NJBPU ruling. The parties further agree that upon the effective date of the Amended and Restated PPA in accordance with its terms, this letter agreement will be superceded by the Amended and Restated PPA and all issues and/or claims between the parties under the PPA up to and including August 14, 2002 shall be irrevocably deemed resolved or waived.

In the event that (a) a petition seeking a Final NJBPU Order with respect to the Amended and Restated PPA has not been filed with the NJBPU by May 30, 2003, and the parties have not mutually agreed to extend that deadline or (b) the NJBPU makes a determination not to issue a Final NJBPU Order with respect to the Amended and Restated PPA or (c) the NJBPU has not initially issued a Final NJBPU Order with respect to the Amended and Restated PPA by October 1, 2003 and the parties have not mutually agreed to extend the deadline for initial issuance of such Final NJBPU Order, then the parties will immediately seek a final NJBPU order approving the Index Settlement Terms without approval of the Amended and Restated PPA.

The parties will use commercially reasonable efforts to obtain a Final NJBPU Order with respect to the Index Settlement Terms and will provide such documents and take such further steps as may reasonably be required to secure such Final NJBPU Order. If within ninety (90) days following submission of a petition seeking the Final NJBPU Order with respect to the Index Settlement Terms, the NJBPU does not either (1) initially issue a Final NJBPU Order with respect to the Index Settlement Terms or (2) initially issue a final and non-appealable order in form and substance reasonably acceptable to JCP&L and NJEA, providing that JCP&L has full authority under the existing NJBPU order approving the PPA to enter into an amendment of the PPA incorporating the Index Settlement Terms, without additional NJBPU explicit approval of the Index Settlement Terms, such that JCP&L shall be entitled to fully and timely recover from its customers all amounts paid by JCP&L under the PPA as modified by the Index Settlement Terms, and the parties have not mutually agreed to extend the deadline for initial issuance of such order or other NJBPU order, then (A) the VER in effect on August 13, 2002, will be restored pending resolution of the VER dispute and NJEA will repay the amount of the True-Up Payment made to it, plus the amount by which any payments for power delivered on and after February 1, 2003, exceeds the amount that would have been paid based upon the VER in effect on August 13, 2002 ("Excess Power Payments"), with Interest from the date of NJEA's receipt of the True-Up Payment, or of any Excess Power Payments, as the case may be, to the date of repayment or use of Set-off Rights (as defined below), as the case may be (collectively, the "Repayments"). If NJEA fails to make the Repayments within ten (10) calendar days of JCP&L's request for the Repayments, JCP&L will be entitled to set-off such amounts dollar-for dollar, against any payments JCP&L owes NJEA under the PPA (the "Set-Off Rights"), and (B) the parties will immediately seek a final NJBPU order approving binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA.

The parties will use commercially reasonable efforts to obtain a final NJBPU order with respect to the use of binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA and will provide such documents and take such further steps as may reasonably be required to secure such final NJBPU order. If the NJBPU issues a final NJBPU order approving binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA, then the parties will submit the VER dispute to arbitration in accordance with the terms of Attachment C. If within ninety (90) days following submission of a petition seeking the final NJBPU order approving binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA, the NJBPU does not either (1) initially issue a final NJBPU order with respect to the use of binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA or (2) initially issue a final and non-appealable order in form and substance reasonably acceptable to JCP&L and NJEA, providing that JCP&L has full authority under the existing NJBPU order approving the PPA to use binding arbitration in accordance with the terms of Attachment C as the means of resolving the VER dispute under the PPA, without additional NJBPU explicit approval of the use of such binding arbitration to resolve the VER dispute, such that JCP&L shall be entitled to fully and timely recover from its customers all amounts paid by JCP&L under the PPA as modified by the final decision of the arbitration proceedings regarding the VER dispute, and the parties have not mutually agreed to extend the deadline for initial issuance of such final NJBPU order or other NJBPU order, than the VER dispute shall be settled between the parties as provided in the PPA without regard to the alternative dispute resolution proceedings described in this letter agreement.

This letter agreement shall become effective upon execution by both of the parties; provided, however, upon the effective date of the Amended and Restated PPA, this letter agreement shall be superceded by the terms and provisions of the Amended and Restated PPA. This letter agreement represents the sole and exclusive agreement of the parties with respect to Index Settlement Terms and supercedes and prior oral or written agreement, understanding or proposal with respect to such matters.

If you are in agreement with the foregoing, please have an officer of JCP&L authorized to execute amendments to the PPA sign in the space provided below and fax a signed copy back to our office.
Sincerely, North Jersey Energy Associates A Limited Partnership By Northeast Energy LP Its General Partner By ESI Northeast Energy GP Inc. Its administrative General Partner
/s/ NATHAN HANSON
Nathan Hanson Director of Business Management
Acknowledged and Agreed to this 28th day of February, 2003 by Jersey Central Power & Light Company

By:	EDWARD J. UDOVICH

Name:	Edward J. Udovich

Title:	Authorized Officer Assistant Corporate Secretary

Attachment A

Monthly Gas Price			Calendar Year Averages

	Transco Zone 6 Non-NY	Texas Eastern M-3		Transco Zone 6 Non-NY	Texas Eastern M-3	Z6 NNY - M3 Average

1/31/2001	$15.15	$14.23	2001	$5.146	$5.024	$5.85
2/28/2001	$7.55	$7.09	2002	$3.670	$3.676	$3.673
3/31/2001	$5.57	$5.54
4/30/2001	$5.80	$5.81
5/31/2001	$5.33	$5.30
6/30/2001	$4.13	$4.09
7/31/2001	$3.48	$3.52	VER Aug. 14, 2002 - Aug. 13, 2003 =	5.700 cents/kWh
8/31/2001	$3.46	$3.51
9/30/2001	$2.56	$2.59	VER Aug. 14, 2003 - Aug. 13, 2004 =
10/31/2001	$2.13	$2.12
11/30/2001	$3.62	$3.56	VER year n = VER year n-1 (Avg of Monthly Gas Price year n-1 / Avg of Monthly Gas Price year n-2)
12/31/2001	$2.97	$2.93
1/31/2002	$3.70	$3.58	VER Aug. 14, 2003 - Aug. 13, 2004 = 5.700 (3.673/5.085)
2/28/2002	$2.46	$2.43
3/31/2002	$2.69	$2.68	VER Aug. 14, 2003 - Aug. 13, 2004 =	4.117 cents/kWh
4/30/2002	$3.74	$3.73
5/31/2002	$3.63	$3.64
6/30/2002	$3.67	$3.71
7/31/2002	$3.57	$3.68
8/31/2002	$3.29	$3.30
9/30/2002	$3.59	$3.59
10/31/2002	$4.01	$4.06
11/30/2002	$4.73	$4.74
12/31/2002	$4.96	$4.97

Attachment B

							True Up

	PPA Revenues	10/2/2002	11/1/02	12/2/02	12/31/02	1/31/03	03/04/03	Interest

			2.99%	2.63%	2.63%	2.59%	2.59%
Aug-02	$1,073,923.49	$1,073,923.49	$1,076,651.58	$1,079,134.07	$1,081,468.55	$1,083,923.27	$1,086,461.44	$12,537.95
Sep-02	$1,763,903.53		$1,763,903.53	$1,767,843.56	$1,771,667.91	$1,775,689.28	$1,779,847.29	$15,943.76
Oct-02	$1,803,471.88			$1,803,471.88	$1,807,373.31	$1,811,475.7	$1,815,717.53	$12,245.65
Nov-02	$1,228,675.35				$1,228,675.35	$1,231,464.21	$1,234,347.86	$5,672.51
Dec-02	$1,787,267.79					$1,787,267.79	$1,7991,452.93	$4,185.14
Jan-03	$1,513,507.98						$1,513,507.98	$0

Total	$9,170,750.02						$9,221,335.03	$50,585.01

Attachment C

The determination of the VER effective August 14, 2002, and any subsequent yearly adjustments thereto, shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") then in effect and the provisions set forth in this paragraph. In the event of any conflict between the Rules and the provisions of this paragraph, the provisions of this paragraph shall control. Any such arbitration shall take place in New York in accordance with the laws of the State of New Jersey. The determination of the VER or any adjustments thereto shall be referred to one (1) arbitrator who has been chosen mutually by NJEA and JCP&L from a list of the National Panel of Arbitrators maintained by the AAA. In the event that NJEA and JCP&L cannot agree on the selection of an arbitrator, one shall be assigned by the AAA. This matter shall be governed by the laws of the State of New Jersey and federal law, as applicable. Within ten (10) business days after the selection of the arbitrator, each of NJEA and JCP&L shall submit to the arbitrator a written proposal containing such party's proposed VER amount effective on August 14, 2002, and its proposed method for adjusting the VER on a yearly basis. Failure by NJEA or JCP&L to submit its written proposal to the arbitrator within such ten (10) business day period shall result in the other party's written proposal being automatically accepted by the arbitrator. The arbitrator shall select one of the submitted proposals within thirty (30) days of the due date of the written proposals. Any judgment rendered or received pursuant to this arbitration shall be binding on both parties. Each of NJEA and JCP&L shall bear their respective costs (including attorney's fees) incurred in connection with this arbitration procedure.